SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934 Date of Report (Date of earliest event reported): July 29, 2004

INDEPENDENT BANK CORPORATION

(Exact name of registrant as specified in its charter)

Michigan

(State or Jurisdiction of Incorporation or Organization)

0-7818	38-2032782

(Commission File Number)	(I.R.S. Employer Identification No.)

230 West Main Street, Ionia, Michigan 48846

(Address of principal executive offices)

(616) 527-9450

(Registrant’s telephone number, including area code)

NONE

Former name, address and fiscal year, if changed since last report.

Item 7.         Financial Statements and Exhibits.

Exhibit

99.1     Press release dated July 29, 2004.

99.2     Supplemental data to the Registrant's press release dated July 29, 2004.

Item 12.       Results of Operations and Financial Condition.

On July 29, 2004, Independent Bank Corporation issued a press release announcing results for the second fiscal quarter. A copy of the press release is attached as Exhibit 99.1. Attached Exhibit 99.2 contains supplemental data to that press release.

The information in this Form 8-K and the attached Exhibits shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date July 29, 2004 —————————————— Date July 29, 2004 ——————————————	By: /s/ Robert N. Shuster —————————————— Robert N. Shuster, Principal Financial Officer By: /s/ James J. Twarozynski —————————————— James J. Twarozynski, Principal Accounting Officer

Independent Bank Corporation – 2nd Quarter 2004 Earnings Release	Exhibit 99.1

NEWS FROM

CONTACT:	Robert N. Shuster #616/527-5820 ext. 1257

FOR IMMEDIATE USE

INDEPENDENT BANK CORPORATION
REPORTS SECOND QUARTER 2004 RESULTS

IONIA, Michigan, July 29, 2004 .. . . Independent Bank Corporation (Nasdaq: IBCP), a Michigan-based bank holding company reported that its second quarter 2004 net income was $9.0 million or $0.44 per diluted share. A year earlier, net income totaled $9.1 million or $0.45 per diluted share. Return on average equity and return on average assets were 19.89% and 1.43%, respectively in the second quarter of 2004 compared to 24.37% and 1.66%, respectively in 2003.

The Company’s net income for the six months ended June 30, 2004 totaled $17.4 million or $0.86 per diluted share. Net income for the first six months of 2003 was $17.9 million or $0.89 per diluted share.

The slight decline in quarterly net income is primarily a result of declines in net gains on real estate mortgage loan sales and title insurance fees, as well as an increase in non-interest expense (due primarily to a $2.7 million charge for an estimated liability as described below as well as a $1.0 million write-off of uncompleted software). Partially offsetting these items were increases in net interest income, service charges on deposits, and real estate mortgage loan servicing income (due primarily to a $1.6 million recovery of a previously recorded impairment charge on capitalized mortgage loan servicing rights).

During the second quarter of 2004 the Company received an unsolicited anonymous letter regarding certain business practices at Mepco Insurance Premium Financing, Inc. (“Mepco”), which was acquired in April 2003 and is now a wholly-owned subsidiary of Independent Bank. The Company processed this letter in compliance with its Policy Regarding the Resolution of Reports on the Company’s Accounting, Internal Controls and Other Business Practices. Under the direction of the Company’s Audit Committee, special legal counsel has been engaged to investigate the matters raised in the anonymous letter. Currently, the investigation is ongoing, and given the volume of information that must be reviewed, it is likely to take several months before final determination can be made of potential liability to third parties. The Company has determined that any amounts relating to the period after the April 2003 acquisition of Mepco by Independent Bank Corporation are not significant. Amounts related to periods prior to the April 2003 acquisition date have not yet been finally determined. Based on the investigation to date, which is in the early phases as to the period prior to the April 2003 acquisition date, the potential liability may be as high as $5 million, although there can be no assurance that the potential liability will not exceed that amount. The potential liability may, however, be substantially less, depending on the facts determined in the investigation and the application of the law to those facts. As a result of a review of these matters, the Company has recorded a liability of $2.7 million at June 30, 2004 with a corresponding charge to earnings (included in non-interest expenses) for potential third-party claims. This amount represents the Company’s best estimate at the present time. Circumstances related to the ongoing investigation may result in future adjustments to this accrual. The terms of the agreement under which the Company acquired Mepco, obligates the former shareholders of Mepco to indemnify the Company for existing and resulting damages and liabilities from pre-acquisition activities at Mepco. Accordingly, to the extent that the Company actually incurs any damages or liabilities resulting from these pre-acquisition activities, the Company believes that it has reasonable grounds to claim and collect full reimbursement. However, there can be no assurance that Independent Bank Corporation will successfully prevail with respect to any of these potential claims.

Independent Bank Corporation – 2nd Quarter 2004 Earnings Release

On May 31, 2004, the Company completed its acquisition of Midwest Guaranty Bancorp, Inc. As a result, the Company issued 997,700 shares of its common stock and paid $16.6 million in cash to the Midwest shareholders. The second quarter of 2004 includes the results of Midwest’s operations subsequent to May 31, 2004. At the time of acquisition, Midwest had total assets of $238.0 million, total loans of $205.0 million, total deposits of $198.9 million and total stockholders’ equity of $18.7 million.

The Company’s tax equivalent net interest income totaled $29.1 million during the second quarter of 2004, which represents a $4.4 million or 17.8% increase from the comparable quarter one year earlier. The adjustments to determine tax equivalent net interest income were $1.3 million and $1.2 million for the second quarters of 2004 and 2003, respectively, and were computed using a 35% tax rate. The increase in tax equivalent net interest income primarily reflects a $292.6 million increase in the balance of average interest-earning assets and to a lesser degree a 15 basis point increase in the Company’s tax equivalent net interest income as a percent of average interest-earning assets. The increase in average interest-earning assets is due to the Midwest acquisition as well as growth in commercial loans, real estate mortgage loans, finance receivables and investment securities. The maturity of higher costing time deposits and borrowings, as well as increased levels of lower cost core deposits (including those added as a result of the Midwest Guaranty acquisition), resulted in a 64 basis point decline in the Company’s interest expense as a percentage of average interest-earning assets during the second quarter of 2004 compared to the second quarter of 2003. The decline in the cost of funds was largely offset by a 48 basis point decline in the tax equivalent yield on average interest-earning assets to 6.72% in the second quarter of 2004 from 7.20% in the second quarter of 2003. This decline is due to both the amortization and prepayment of higher yielding loans and the addition of new loans and new investment securities at lower interest rates.

Service charges on deposits totaled $4.3 million in the second quarter of 2004, a $0.6 million or 15.8% increase from the comparable period in 2003. The increase in deposit related service fees resulted primarily from the continued growth of checking accounts.

Gains on the sale of real estate mortgage loans were $2.2 million and $4.3 million in the second quarters of 2004 and 2003, respectively. Real estate mortgage loan sales totaled $137.9 million in the second quarter of 2004 compared to $242.5 million in the second quarter of 2003. These declines primarily are a result of a significant drop in mortgage loan refinance activity. During the second quarter of 2004, gains on the sale of real estate mortgage loans were decreased by approximately $0.1 million, net, as a result of recording changes in the fair value of certain derivative instruments pursuant to Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activity” (“SFAS #133”), compared to a $0.4 million increase in the second quarter of 2003. Real estate mortgage loans originated totaled $199.6 million in the second quarter of 2004 compared to $363.1 million in the comparable quarter of 2003, and loans held for sale were $36.7 million at June 30, 2004 compared to $32.6 million at December 31, 2003.

Primarily as a result of the above mentioned decrease in real estate mortgage loan origination activity, title insurance fees declined by 40.6%, to $0.5 million in the second quarter of 2004 compared to $0.9 million in the second quarter of 2003.

Independent Bank Corporation – 2nd Quarter 2004 Earnings Release

Real estate mortgage loan servicing generated income of $1.8 million in the second quarter of 2004 compared to an expense of $1.0 million in the second quarter of 2003. This increase is primarily due to changes in the impairment reserve on and the amortization of capitalized mortgage loan servicing rights. Activity related to capitalized mortgage loan servicing rights is as follows:

	Quarter Ended (in Thousands)
	06/30/04	06/30/03

Balance at beginning of period	$8,082	$5,341
Servicing rights capitalized	1,110	2,058
Amortization	(645)	(1,264)
Decrease (increase) in impairment reserve	1,607	(570)

Balance at end of period	$10,154	$5,565

Impairment reserve at period end	$160	$1,830

The decline in servicing rights capitalized is due to the lower level of real estate mortgage loan sales in the second quarter of 2004 compared to 2003. The amortization of capitalized mortgage loan servicing rights declined in 2004 compared to 2003 due to a lower level of mortgage loan prepayment activity. The impairment reserve on capitalized mortgage loan servicing rights totaled $0.2 million at June 30, 2004, compared to $1.8 million and $0.7 million at March 31, 2004, and December 31, 2003, respectively. The changes in the impairment reserve reflect the valuation of capitalized mortgage loan servicing rights at each quarter end. At June 30, 2004, expected future prepayment rates used in the valuation of this asset declined significantly from earlier in the year as a result of the rise in mortgage loan interest rates. At June 30, 2004, the Company was servicing approximately $1.2 billion in real estate mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of approximately 5.87% and a weighted average service fee of 26.1 basis points.

Non-interest expense totaled $26.2 million in the second quarter of 2004, an increase of $5.6 million compared to the second quarter of 2003. As noted earlier, second quarter non-interest expenses include a $2.7 million charge related to potential claims at Mepco and a $1.0 million impairment charge for the write-off of previously capitalized software development costs. This software was being developed by Mepco over the past three years for internal use in connection with its lending activities. With the assistance of a third-party consultant, during the second quarter of 2004 the Company determined that this uncompleted internal use software was not expected to provide substantive service potential due primarily to performance, functionality and application server platform issues. Second quarter 2004 non-interest expenses also included $0.2 million of one-time data processing conversion costs as well as approximately $0.5 million of additional operating expenses both related to the Midwest Guaranty acquisition. A majority of the remainder of the increase in non-interest expense is primarily due to increases in compensation and employee benefits. The increase in compensation and employee benefits expense is primarily attributable to merit pay increases that were effective January 1, 2004, staffing level increases associated with the expansion and growth of the organization and increases in performance-based compensation and health care insurance costs.

Independent Bank Corporation – 2nd Quarter 2004 Earnings Release

A breakdown of non-performing loans by loan type is as follows:

Loan Type	6/30/2004	12/31/2003	6/30/2003

	(Dollars in Millions)
Commercial	$5.7	$3.9	$3.6
Commercial guaranteed
under federal program	1.0	2.3	--
Consumer	0.9	0.9	0.7
Mortgage	3.8	3.7	2.6
Finance receivables	1.6	1.9	1.3

Total	$13.0	$12.7	$8.2

Ratio of non-performing
loans to total portfolio loans	0.65%	0.76%	0.53%

The overall level of non-performing loans was relatively unchanged during the first six months of 2004. The acquisition of Midwest Guaranty added approximately $1.0 million of non-performing loans as of June 30, 2004. Other real estate and repossessed assets totaled $3.5 million at June 30, 2004 compared to $3.3 million at December 31, 2003. The increase in other real estate and repossessed assets is due primarily to an increase in the level of repossessed assets related to consumer loans. The provision for loan losses was $0.7 million in the second quarters of both 2004 and 2003. The level of the provision for loan losses reflects the Company’s assessment of the allowance for loan losses taking into consideration factors such as loan mix, levels of non-performing and classified loans and net charge-offs. Net charge-offs for the second quarter of 2004 totaled $0.7 million, or 0.16% (annualized) of average loans, compared to $0.5 million, or 0.13% (annualized) of average loans, during the second quarter of 2003. At June 30, 2004 the allowance for loan losses totaled $20.1 million, or 1.01% of portfolio loans compared to $16.8 million, or 1.01% of portfolio loans at December 31, 2003.

Total assets were $2.78 billion at June 30, 2004 compared to $2.36 billion at December 31, 2003. Loans, excluding loans held for sale, increased to $2.00 billion at June 30, 2004 from $1.67 billion at December 31, 2003. The increase in loans is primarily due to the acquisition of Midwest Guaranty Bancorp as well as growth in commercial loans, real estate mortgage loans and finance receivables. Deposits totaled $1.97 billion at June 30, 2004, an increase of $264.3 million from December 31, 2003. This increase is primarily attributable to the acquisition of Midwest Guaranty Bancorp as well as increases in checking and savings deposits and brokered certificates of deposit. Stockholders’ equity totaled $200.2 million at June 30, 2004, or 7.21% of total assets, and represents a net book value per share of $9.64. During the second quarter of 2004 the Company repurchased 81,600 shares of its common stock at an average price of $24.53 per share.

About Independent Bank Corporation

Independent Bank Corporation (Nasdaq: IBCP) is a Michigan-based bank holding company with total assets of $2.8 billion. Founded as First Security Bank in 1864, Independent Bank Corporation now operates 104 offices across Michigan’s Lower Peninsula through four state-chartered bank subsidiaries. These subsidiaries, Independent Bank, Independent Bank East Michigan, Independent Bank South Michigan and Independent Bank West Michigan, provide a full range of financial services, including commercial banking, mortgage lending, investments and title services. Financing for insurance premiums and extended automobile warranties is also available through Mepco Insurance Premium Financing, Inc., a wholly owned subsidiary of Independent Bank. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves. For more information, please visit our website at: www.ibcp.com

Independent Bank Corporation recently announced the July 1, 2004 closing of its acquisition of North Bancorp, Inc. (a $155 million bank holding company headquartered in Gaylord, Michigan with three banking offices).

Independent Bank Corporation – 2nd Quarter 2004 Earnings Release

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “estimate,” “project,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management’s beliefs and assumptions based on information known to Independent Bank Corporation’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation’s management for future or past operations, products or services, and forecasts of the Company’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation’s management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation’s plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Independent Bank Corporation – 2nd Quarter 2004 Earnings Release

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

		June 30, 2004	December 31, 2003

		(unaudited)

		(in thousands)
Assets
Cash and due from banks		$80,782	$61,741
Securities available for sale		477,360	453,996
Federal Home Loan Bank stock, at cost		14,794	13,895
Loans held for sale		36,669	32,642
Loans
Commercial		825,940	603,558
Real estate mortgage		721,826	681,602
Installment		250,609	234,562
Finance receivables		199,185	147,671

	Total Loans	1,997,560	1,667,393
Allowance for loan losses		(20,104)	(16,836)

	Net Loans	1,977,456	1,650,557
Property and equipment, net		52,209	43,979
Bank owned life insurance		37,603	36,850
Goodwill		41,925	16,696
Other intangibles		12,765	7,523
Accrued income and other assets		47,096	43,135

	Total Assets	$2,778,659	$2,361,014

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing		$266,147	$192,733
Savings and NOW		828,634	700,541
Time		872,310	809,532

	Total Deposits	1,967,091	1,702,806
Federal funds purchased		81,260	53,885
Other borrowings		394,846	331,819
Subordinated debentures		59,897	52,165
Financed premiums payable		37,041	26,340
Accrued expenses and other liabilities		38,290	31,783

	Total Liabilities	2,578,425	2,198,798

Shareholders' Equity
Preferred stock, no par value--200,000 shares authorized; none outstanding
Common stock, $1.00 par value--30,000,000 shares authorized;
issued and outstanding: 20,766,137 shares at June 30, 2004
and 19,568,867 shares at December 31, 2003		20,766	19,569
Capital surplus		148,300	119,353
Retained earnings		27,906	16,953
Accumulated other comprehensive income		3,262	6,341

Total Shareholders' Equity		200,234	162,216

Total Liabilities and Shareholders' Equity		$2,778,659	$2,361,014

Independent Bank Corporation – 2nd Quarter 2004 Earnings Release

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

	(unaudited)		(unaudited)

Interest Income	(in thousands, except per share amounts)
Interest and fees on loans	$32,321	$30,444	$62,447	$57,105
Securities available for sale
Taxable	2,997	2,949	6,091	5,848
Tax-exempt	2,246	1,930	4,475	3,848
Other investments	168	135	334	277

Total Interest Income	37,732	35,458	73,347	67,078

Interest Expense
Deposits	6,018	7,430	12,220	14,601
Other borrowings	3,966	4,561	8,004	8,203

Total Interest Expense	9,984	11,991	20,224	22,804

Net Interest Income	27,748	23,467	53,123	44,274
Provision for loan losses	709	710	1,510	1,710

Net Interest Income After Provision for Loan Losses	27,039	22,757	51,613	42,564

Non-interest Income
Service charges on deposit accounts	4,258	3,677	7,899	6,948
Net gains on asset sales
Real estate mortgage loans	2,163	4,317	3,222	8,349
Securities	2	47	495	559
Title insurance fees	539	907	1,083	1,650
Manufactured home loan origination fees	320	389	609	747
Real estate mortgage loan servicing	1,765	(1,047)	1,081	(1,397)
Other income	2,221	2,121	4,316	3,970

Total Non-interest Income	11,268	10,411	18,705	20,826

Non-interest Expense
Compensation and employee benefits	11,854	10,795	22,953	20,436
Occupancy, net	1,814	1,626	3,637	3,224
Furniture and fixtures	1,475	1,424	2,865	2,744
Other expenses	11,084	6,802	17,430	12,298

Total Non-interest Expense	26,227	20,647	46,885	38,702

Income Before Income Tax	12,080	12,521	23,433	24,688
Income tax expense	3,097	3,390	6,007	6,740

Net Income	$8,983	$9,131	$17,426	$17,948

Independent Bank Corporation – 2nd Quarter 2004 Earnings Release

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

	(unaudited)		(unaudited)
Per Share Data (A)
Net Income
Basic	$.45	$.46	$.88	$.91
Diluted	.44	.45	.86	.89
Cash dividends declared	.16	.15	.32	.27

Selected Ratios
As a percent of average interest-earning assets
Tax equivalent interest income	6.72%	7.20%	6.75%	7.15%
Interest expense	1.72	2.35	1.80	2.35
Tax equivalent net interest income	5.00	4.85	4.95	4.80
Net income to
Average equity	19.89%	24.37%	20.10%	24.76%
Average assets	1.43	1.66	1.43	1.71

Average Shares (A)
Basic	20,073,323	19,747,637	19,842,045	19,703,912
Diluted	20,431,729	20,145,496	20,239,422	20,072,942

(A)	Restated to give effect to a 10% stock dividend declared in 2003. Average shares of common stock for basic net income per share includes shares issued and outstanding during the period. Average shares of common stock for diluted net income per share include shares to be issued upon exercise of stock options.

Independent Bank Corporation – 2nd Quarter 2004 Earnings Release

Exhibit 99.2

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Supplemental Data

Non-performing assets

	June 30, 2004	December 31, 2003

	(dollars in thousands)
Non-accrual loans	$9,583	$9,122
Loans 90 days or more past due and
still accruing interest	3,187	3,284
Restructured loans	255	335

Total non-performing loans	13,025	12,741
Other real estate	3,530	3,256

Total non-performing assets	$16,555	$15,997

As a percent of Portfolio Loans
Non-performing loans	0.65%	0.76%
Allowance for loan losses	1.01	1.01
Non-performing assets to total assets	0.60	.68
Allowance for loan losses as a percent of
non-performing loans	154	132

Allowance for loan losses

	Six Months Ended June 30,
	2004		2003

	Loan Losses	Unfunded Commitments	Loan Losses	Unfunded Commitments

	(in thousands)
Balance at beginning of period	$16,836	$892	$15,830	$875
Additions (deduction)
Allowance on loans acquired	3,576		517
Provision charged to operating expense	1,222	288	1,671	39
Recoveries credited to allowance	610		564
Loans charged against the allowance	(2,140)		(1,616)

Balance at end of period	$20,104	$1,180	$16,966	$914

Net loans charged against the allowance to
average Portfolio Loans (annualized)	0.17%		0.15%

Independent Bank Corporation – 2nd Quarter 2004 Earnings Release

		June 30, 2004			December 31, 2003

	Amount	Average Maturity	Rate	Amount	Average Maturity	Rate

	(dollars in thousands)
Brokered CDs(1)	$435,731	2.1 years	2.33%	$416,566	2.3 years	2.43%
Fixed rate FHLB advances(1)	82,433	4.9 years	4.21	84,638	5.0 years	3.99
Variable rate FHLB advances(1)	133,000	0.4 years	1.46	104,150	0.4 years	1.30
Securities sold under agreements to
Repurchase(1)	167,881	0.2 years	1.26	140,969	0.3 years	1.22
Federal funds purchased	81,260	1 day	1.51	53,885	1 day	1.16

Total	$900,305	1.6 years	2.10%	$800,208	1.8 years	2.15%

(1)	Certain of these items have had their average maturity and rate altered through the use of derivative instruments, including pay-fixed and pay-variable interest rate swaps.

Capitalization

	June 30, 2004	December 31, 2003

	(in thousands)
Unsecured debt	$10,000

Subordinated debentures	59,897	$52,165
Amount not qualifying as regulatory capital	(1,797)	(1,565)

Amount qualifying as regulatory capital	58,100	50,600

Shareholders' Equity
Preferred stock, no par value
Common stock, par value $1.00 per share	20,766	19,569
Capital surplus	148,300	119,353
Retained earnings	27,906	16,953
Accumulated other comprehensive income	3,262	6,341

Total shareholders' equity	200,234	162,216

Total capitalization	$268,334	$212,816

Non-Interest Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

	(in thousands)
Service charges on deposit accounts	$4,258	$3,677	$7,899	$6,948
Net gains on asset sales
Real estate mortgage loans	2,163	4,317	3,222	8,349
Securities	2	47	495	559
Title insurance fees	539	907	1,083	1,650
Bank owned life insurance	383	364	728	742
Manufactured home loan origination fees
and commissions	320	389	609	747
Mutual fund and annuity commissions	296	334	643	590
Real estate mortgage loan servicing	1,765	(1,047)	1,081	(1,397)
Other	1,542	1,423	2,945	2,638

Total non-interest income	$11,268	$10,411	$18,705	$20,826

Independent Bank Corporation – 2nd Quarter 2004 Earnings Release

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

	(in thousands)
Real estate mortgage loans originated	$199,576	$363,083	$358,995	$625,211
Real estate mortgage loans sold	137,896	242,508	206,630	472,252
Real estate mortgage loans sold with servicing
rights released	16,564	13,958	24,245	30,715
Net gains on the sale of real estate mortgage loans	2,163	4,317	3,222	8,349
Net gains as a percent of real estate mortgage
loans sold ("Loan Sale Margin")	1.57%	1.78%	1.56%	1.77%
SFAS #133 adjustments included in the Loan
Sale Margin	(0.07%)	0.15%	(0.03%)	0.18%

Capitalized Real Estate Mortgage Loan Servicing Rights

	Six Months Ended June 30,
	2004	2003

	(in thousands)
Balance at beginning of period	$8,873	$4,455
Originated servicing rights capitalized	1,800	3,985
Amortization	(1,081)	(2,140)
(Increase)/decrease in impairment reserve	562	(735)

Balance at end of period	$10,154	$5,565

Impairment reserve at end of period	$160	$1,830

Independent Bank Corporation – 2nd Quarter 2004 Earnings Release

Non-Interest Expense

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

	(in thousands)
Salaries	$7,796	$6,972	$15,391	$13,263
Performance-based compensation
and benefits	1,448	1,586	2,764	2,890
Other benefits	2,610	2,237	4,798	4,283

Compensation and employee
benefits	11,854	10,795	22,953	20,436
Occupancy, net	1,814	1,626	3,637	3,224
Furniture and fixtures	1,475	1,424	2,865	2,744
Mepco claims expense	2,700		2,700
Data processing	1,110	973	2,163	1,896
Communications	859	712	1,665	1,396
Loan and collection	877	889	1,624	1,831
Advertising	935	974	1,605	1,743
Supplies	656	495	1,100	959
Write-off of uncompleted software	977		977
Amortization of intangible assets	525	458	977	734
Legal and professional	551	558	840	831
Other	1,894	1,743	3,779	2,908

Total non-interest expense	$26,227	$20,647	$46,885	$38,702

Independent Bank Corporation – 2nd Quarter 2004 Earnings Release

Average Balances and Tax Equivalent Rates

	Three Months Ended June 30,
		2004			2003

	Average Balance	Interest	Rate	Average Balance	Interest	Rate

Assets	(dollars in thousands)
Taxable loans (1)	$1,856,632	$32,241	6.97%	$1,597,452	$30,289	7.60%
Tax-exempt loans (1,2)	6,613	123	7.48	11,802	238	8.09
Taxable securities	257,863	2,997	4.67	250,058	2,949	4.73
Tax-exempt securities (2)	197,137	3,542	7.23	168,758	3,063	7.28
Other investments	14,297	168	4.73	11,847	135	4.57

Interest Earning Assets	2,332,542	39,071	6.72	2,039,917	36,674	7.20

Cash and due from banks	46,971			49,960
Other assets, net	142,423			120,133

Total Assets	$2,521,936			$2,210,010

Liabilities
Savings and NOW	$766,668	995	0.52	$683,172	1,377	0.81
Time deposits	796,345	5,023	2.54	749,204	6,053	3.24
Long-term debt	2,637	13	1.98
Other borrowings	490,974	3,953	3.24	396,414	4,561	4.61

Interest Bearing Liabilities	2,056,624	9,984	1.95	1,828,790	11,991	2.63

Demand deposits	215,975			175,549
Other liabilities	67,685			55,363
Shareholders' equity	181,652			150,308

Total liabilities and shareholders' equity	$2,521,936			$2,210,010

Tax Equivalent Net Interest Income		$29,087			$24,683

Tax Equivalent Net Interest Income
as a Percent of Earning Assets			5.00%			4.85%

(1)	All domestic
(2)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%

Independent Bank Corporation – 2nd Quarter 2004 Earnings Release

Average Balances and Tax Equivalent Rates

	Six Months Ended June 30,
		2004			2003

	Average Balance	Interest	Rate	Average Balance	Interest	Rate

Assets	(dollars in thousands)
Taxable loans (1)	$1,788,570	$62,284	6.99%	$1,532,855	$56,793	7.44%
Tax-exempt loans (1,2)	6,740	251	7.49	11,894	480	8.14
Taxable securities	255,514	6,091	4.79	230,193	5,848	5.12
Tax-exempt securities (2)	198,021	7,069	7.18	167,006	6,100	7.37
Other investments	14,119	334	4.76	10,983	277	5.09

Interest Earning Assets	2,262,964	76,029	6.75	1,952,931	69,498	7.15

Cash and due from banks	45,554			45,379
Other assets, net	135,691			112,760

Total Assets	$2,444,209			$2,111,070

Liabilities
Savings and NOW	$743,366	1,967	0.53	$681,282	2,797	0.83
Time deposits	794,265	10,253	2.60	706,156	11,804	3.37
Long-term debt	1,319	13	1.98
Other borrowings	464,556	7,991	3.46	366,713	8,203	4.51

Interest Bearing Liabilities	2,003,506	20,224	2.03	1,754,151	22,804	2.62

Demand deposits	199,183			167,646
Other liabilities	67,214			43,115
Shareholders' equity	174,306			146,158

Total liabilities and shareholders' equity	$2,444,209			$2,111,070

Tax Equivalent Net Interest Income		$55,805			$46,694

Tax Equivalent Net Interest Income
as a Percent of Earning Assets			4.95%			4.80%

(1)	All domestic
(2)	Interest on tax-exempt loans and securities is presented on a fully tax equivalent basis assuming a marginal tax rate of 35%